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                                                                    EXHIBIT 12.1

                            TRANSCORE HOLDINGS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                     PREDECESSOR                           TRANSCORE HOLDINGS, INC.
                     -----------     -----------------------------------------------------------------------------------------------
                     SEVEN MONTHS    FIVE MONTHS
                        ENDED          ENDED                     FISCAL YEAR ENDED JANUARY 31,                MONTHS ENDED APRIL 30,
                      SEPTEMBER 2,   JANUARY 31,       --------------------------------------------------     ----------------------
                        1999           2000            2001           2002            2003          2004       2003      2004
                        ----           ----            ----           ----            ----          ----       ----      ----
                                                                               (IN THOUSANDS)
Income (loss) from
  continuing
  operations,
  before income
  taxes               $  4,124      $   (818)      $   (838)       $  9,051        $ 19,172      $  6,565     $ 1,302     $  8,407

 Interest expense(1)       911         1,979          9,574          21,333          23,672        25,308       6,114        3,922

 Interest component
 of lease rental
 expense                    --            --             --             245             218           169          46           39
                      --------      --------       --------        --------        --------      --------     -------     --------
Income as adjusted    $  5,035      $  1,161       $  8,736        $ 30,629        $ 43,062      $ 32,042     $ 7,462     $ 12,368
                      ========      ========       ========        ========        ========      ========     =======     ========
FIXED CHARGES
 Interest expense     $    911      $  1,979       $  9,574        $ 21,333        $ 23,672      $ 25,308     $ 6,114     $  3,922

 Interest component
 of lease rental
 expense                    --            --             --             245             218           169          46           39
                      --------      --------       --------        --------        --------      --------     -------     --------
Total fixed charges   $    911      $  1,979       $  9,574        $ 21,578        $ 23,890      $ 25,477     $ 6,160     $  3,961
                      ========      ========       ========        ========        ========      ========     =======     ========

Ratio of earnings
to fixed charges          5.53x          .59x           .91x           1.42x           1.80x         1.26x       1.21x        3.12x

Deficit of earnings
to fixed charges            --          (818)          (838)             --            --              --          --           --
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(1) includes amortization of decreased financing costs